Exhibit 10.1

Triton Value Partners, LLC et al. v. TVP Investments, LLC et al.

Cobb County Superior Court, CAFN 18104869

CONFIDENTIAL SETTLEMENT AGREEMENT

AND MUTUAL GENERAL RELEASE

This Confidential Settlement Agreement and Mutual General Release (the “Agreement”) is entered into as of the date of the last signature hereto, by and between Triton Value Partners, LLC, Donald Gasgarth, Paul Freischlag, Jr., Jeff Zwitter (the “Plaintiffs,” and together with the Defendants and AMMO, the “Parties” or, individually, “Party”), and Steven Urvan and TVP Investments LLC (the “Urvan Defendants”), and Gunbroker.com, LLC, IA TECH, LLC, and GB Investments, Inc. (the “Gunbroker Defendants,” and, collectively with the Urvan Defendants, the “Defendants”), and AMMO, Inc. (“AMMO”).

WHEREAS, on December 13, 2017, Plaintiffs filed the above-styled action (the “Triton Matter”)

WHEREAS, on or about April 30, 2021, AMMO, Speedlight Group I, LLC, a wholly owned subsidiary of AMMO (“Sub”), Gemini Direct Investments, LLC(“Gemini”), and Steven Urvan (“Urvan”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Sub merged with and into Gemini with Sub surviving the merger as a wholly owned subsidiary of AMMO;

WHEREAS, pursuant to the Merger Agreement, all or substantially all of the assets of Gemini at that time were transferred to Sub, which is a wholly owned subsidiary of AMMO;

WHEREAS, pursuant to the Merger Agreement, Urvan has the exclusive right to settle the Triton Matter on behalf of all Defendants;

WHEREAS, for the settlement and release of all claims and Counterclaims in the Triton Matter, Defendants desire to offer the Settlement Amount (as defined infra) to Plaintiffs, and Plaintiffs desire to accept for settlement and release of all claims and Counterclaims in the Triton Matter by way of payment by AMMO of the Settlement Amount (defined infra) (the “AMMO Payment”);

WHEREAS, Section 9.2 of the Merger Agreement obligates Urvan to indemnify AMMO for certain liabilities, including certain liabilities incurred in connection with the Triton Matter;

WHEREAS, pursuant to Section 1.50A of the Merger Agreement, AMMO and Urvan entered into a Pledge and Escrow Agreement, dated as of April 30, 2021 (the “Pledge and Escrow Agreement”);

WHEREAS, pursuant to the Pledge and Escrow Agreement, 10 stock certificates in the name of Urvan, with each certificate representing $2.8 million worth of AMMO shares of common stock as of the date of the Pledge and Escrow Agreement (having an aggregate value of $28,000,000 as of the date of the Pledge and Escrow Agreement) (the “Pledged Securities”) were placed in escrow pending resolution of the Triton Matter for the purpose of satisfying Urvan’s indemnification obligations with respect to the Triton Matter;

WHEREAS, a portion of the Pledged Securities shall be sent to AMMO’s transfer agent for cancellation on the date and at the time that the AMMO Payment is paid to Plaintiffs (as set forth in Section 3 infra);

WHEREAS, Urvan and AMMO are currently litigating claims against each other in Delaware arising out of the Merger Agreement (as referenced in Section 8 infra);

WHEREAS, the Parties each deny any wrongdoing and further deny any allegations that could be asserted against them in any litigation;

WHEREAS, Plaintiffs and Defendants desire to avoid any further or additional litigation of the claims asserted in the Triton Matter and the costs and time associated with further or additional litigation, and intend to resolve all matters raised, threatened or which could have been raised in any civil lawsuit and any and all claims which Plaintiffs have or may have against Defendants, or which Defendants have or may have against Plaintiffs;

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below, the sufficiency of which as valid consideration is hereby acknowledged, the Parties agree as follows:

1.	Consideration

In consideration for the promises and undertakings in this Agreement, and the mutual releases contained herein, and subject to the conditions set forth in Sections 2 and 3 hereof, the Gunbroker Defendants shall pay Plaintiffs the total sum of $8,000,000.00 (U.S.) (the “Settlement Amount”) in a single lump sum payment to fully and finally resolve the Triton Matter, including any and all claims that could have been asserted by Plaintiffs against Defendants, and/or any parent, affiliate or subsidiary of any of those companies, and/or any employee, owner, shareholder, attorney, consultant, Board Member, agent or other representative of any of those companies. The Settlement Amount shall be determined to have been paid collectively by each of the Defendants. The Parties further agree that:

a.	Upon execution hereof, the Parties hereto shall jointly approach the Cobb County Superior Court and request a continuance of the Triton Matter from all appearances and deadlines then pending; and

b.	Within five (5) business days of the receipt of the Settlement Amount, Plaintiffs shall dismiss the Triton Matter with prejudice, and the Urvan Defendants shall dismiss all Counterclaims against Plaintiffs with prejudice.

2.	Transfer of the Settlement Amount

a.	In exchange for the consideration and mutual promises herein, AMMO shall tender the AMMO Payment to a mutually agreed escrow agent (the “Escrow Agent”) within 45 days of the date hereof (the “Transfer Period”), to be held by the Escrow Agent for the benefit of the Plaintiffs.

b.	On the same date and at the same time of the tendering of the AMMO Payment, i.e., simultaneous with the tendering of the AMMO Payment, Urvan shall tender the Urvan Payment (as defined herein) to the Escrow Agent to be held by the Escrow Agent for the benefit of AMMO.

c.	The Parties agree that they will negotiate in good faith to enter into an escrow agreement with the Escrow Agent and to execute any further documents that are necessary to effectuate the transfer and escrow that are contemplated by this Section. No payments under this Agreement will be made until the AMMO Payment and Urvan Payment have been placed in escrow with the Escrow Agent. The Parties agree that the Parties may enforce their respective rights and obligations under this Section through a Motion to Enforce Settlement Agreement in the Triton Matter. Concurrently with the filing of such a motion, the Parties agree to submit any disputes that may arise pursuant to this Section for mediation by Judge Stephen Schuster.

d.	No later than 15 days after receiving both the AMMO Payment and the Urvan Payment, the Escrow Agent shall deliver to Plaintiffs the AMMO Payment, and to AMMO the Urvan Payment. The Parties will provide authorization and all necessary signatures to effectuate the transfers as a part of the escrow agreement. The AMMO Payment shall be deposited in the IOLTA Account of Lynn Pinker Hurst & Schwegmann, LLP:

Bank: Truist

Routing Number: 111017694

Account Number: 1440002250350

Account Name: Lynn Pinker Hurst & Schwegmann

SWIF Code: BRBTUS33

e.	Should Plaintiffs not receive the AMMO Payment by the sixtieth day from the date hereof, Plaintiffs shall be entitled, jointly and severally from the Defendants and AMMO, to interest on the AMMO Payment. The applicable interest shall be as set forth in O.C.G.A. § 7-4-12(a), starting on the sixtieth day from the date hereof.

3.	Transfer of Stock Ownership

a.	Pursuant to the Pledge and Escrow Agreement, Urvan has acknowledged that 71.43% of the Pledged Securities (having an aggregate value as of April 30, 2021, of approximately $20,000,000.00) are currently held in escrow to secure Urvan’s liabilities in respect of the Triton Matter as referenced in the Merger Agreement.

b.	In connection with subsection (a) of this Section 3, Urvan shall agree and facilitate placement into escrow with the Escrow Agent (i) AMMO stock certificate number 7318 for 2,857,143 shares issued on April 30, 2021 with a medallion guaranteed signature (the “Stock Certificate”) and (ii) a letter of instruction signed by Urvan instructing AMMO’s transfer agent to cancel AMMO stock certificate 7318 and addressed to Matthew Smith, Chief Operating Officer, Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093 (the “Signed Cancellation Letter”).

c.	On the same date and at the same time of the Escrow Agent’s release from escrow of the AMMO Payment to Plaintiffs in accordance with Plaintiffs’ instructions, i.e., simultaneous with the Escrow Agent’s release from escrow of the AMMO Payment to Plaintiffs in accordance with the Plaintiffs’ instructions, the Escrow Agent shall release the Stock Certificate and the Signed Cancellation Letter (collectively, the “Urvan Payment”), from escrow to Securities Transfer Corporation. For the avoidance of all doubt, in no circumstance shall the Escrow Agent release from escrow the AMMO Payment to the Plaintiffs unless such release is simultaneous with the Escrow Agent’s release of the Urvan Payment from escrow to Securities Transfer Corporation.

d.	For the avoidance of doubt, at Urvan’s sole and absolute discretion, Urvan may elect to make the payment in paragraph 1 directly to Plaintiffs in lieu of AMMO and Urvan following the payment and stock cancellation procedures set forth in paragraphs 1, 2 and 3 infra, subject to the following:

i	Urvan must notify AMMO in writing of his election no later than five business days before the Transfer Period expires (or, should the parties agree to effect the procedures in paragraphs 1, 2, and 3 in less than 60 days, no later than five business days before the agreed-upon date) (the “Notification Date”).

ii	After Urvan completes the direct payment, AMMO shall release and deliver the Stock Certificate, representing 2,857,143 shares of AMMO common stock as set forth in Section 3(b) supra, to Urvan, in accordance with Section 3.2(c) of the Merger Agreement, provided, however, that if, based on the price of AMMO’s stock at the close of trading on the Notification Date, the value of 2,857,143 shares exceeds $8,000,000.00 (U.S.), the Parties agree to distribute the excess shares according to the following procedure:

1	First, Urvan shall be immediately entitled to receive shares worth $8,000,000.00 (U.S.).

2	Second, Urvan shall remit to the Escrow Agent a sufficient number of excess shares (based on the price of AMMO’s stock at the close of trading on the Notification Date) to satisfy the total amount of attorneys’ fees and other expenses that AMMO has incurred in connection with retaining King, Yaklin & Wilkins, LLP as separate counsel in the Triton Matter (the “Yaklin Fees”) as of the Notification Date (the “Disputed Excess Shares”). AMMO shall notify Urvan of the dollar amount of the Yaklin Fees within two business days after the Notification Date. For the avoidance of doubt, if the number of excess shares is insufficient to fully satisfy the Yaklin Fees as of the Notification Date, Urvan shall remit to the Escrow Agent all excess shares.

3	Third, Urvan shall instruct the Escrow Agent to hold the Disputed Excess Shares in escrow until such time as a Delaware court issues a final, non-appealable judgment in the Delaware Plenary Action resolving Urvan’s liability for AMMO’s attorneys’ fees and expenses in connection with the Triton Matter.

4	Fourth, Urvan shall be immediately entitled to receive any excess shares that remain after remitting the Disputed Excess Shares into escrow as provided above.

5	Fifth, upon issuance of a final, non-appealable judgment in the Delaware Plenary Action resolving Urvan’s liability for attorneys’ fees and expenses in connection with the Triton Matter, the Parties shall work together in good faith to jointly instruct the Escrow Agent to release the Disputed Excess Shares (i) in the event of a judgment in favor of AMMO, to AMMO to satisfy the amount for which Urvan is liable, and the remainder to Urvan, or (ii) in the event of a judgment in favor of Urvan, to Urvan in full. For purposes of effecting the joint release, the Parties shall work together in good faith to specify a date on which to value the Disputed Excess Shares based on AMMO’s stock price at the close of trading (the “Joint Release Valuation Date”); provided, however, that the Parties must select a Joint Release Valuation Date that falls after the date the Delaware court issues the the final, non-appealable judgment in the Delaware Plenary Action, but at least two business days before the Parties execute the joint instruction.

4.	Subsequent Documents & Corporate Resolution

The Parties hereto agree to cooperate and negotiate in good faith to execute any subsequent and/or additional agreements or other documents that are necessary to effectuate the intent and goals of this Agreement, and to develop such materials on reasonable commercially accepted terms. The Parties agree to undertake all necessary steps to achieve any and all corporate approvals necessary to effectuate this Agreement.

5.	Mutual General Release

In consideration of the promises made herein and other consideration herein, Triton Value Partners, LLC, Donald Gasgarth, Paul Freischlag, Jr., and Jeff Zwitter and/or any parent, affiliate or subsidiary of Triton Value Partners, LLC, and/or any employee, owner, shareholder, member, officer, director, consultant, board member, agent, attorneys, or other representative of any of those companies or individuals (collectively, the “Triton Parties”) release and forever discharge Defendants, their parent companies, affiliates, subsidiaries, officers, directors, employees, owners, shareholders, members, attorneys currently of record in this lawsuit, consultants, board members, agents, and representatives from any and all damages, complaints, charges, actions, causes of action, and claims they possess against any of the Defendants, except for claims relating to the enforcement of this Agreement, whether known or unknown, from the beginning of the world to the date of execution of this Agreement, including but not limited to, the following:

a.	all claims threatened, asserted, or which could have been asserted against any of the Defendants at, or prior to, the date of the execution of this Agreement, whether related to the Merger Agreement or otherwise; and

b.	all claims arising under common law, including but not limited to breach of contract (express or implied), intentional interference with contract, intentional infliction of emotional distress, negligence, defamation, violation of public policy, wrongful or retaliatory discharge, tortious interference with contract, and promissory estoppel, on account of, or any inquiry related to or in any way growing out of any of the Triton Parties’ sale of assets to any of the Defendants or Triton’s investment in any of the Defendants.

Through this Agreement, each of the Triton Parties provides a general release to each and all of the Defendants. In consideration of the promises made herein, each of the Defendants releases and forever discharges each of the Triton Parties, their parent companies, affiliates, subsidiaries, employees, owners, shareholders, members, officers, directors, attorneys currently of record in this lawsuit, consultants, board members, agents, and representatives from any and all damages, complaints, claims, charges, actions and causes of action of any kind or nature that any of the Defendants once had or now has, whether arising out of any employment or independent contractor relationship, the sale of any business assets, investment, or otherwise, from the beginning of the world to the date of execution of this Agreement, except for claims relating to the enforcement of this Agreement.

Notwithstanding anything to the contrary, none of the Parties releases any other Party from any unknown claims that may accrue subsequent to the execution of this Agreement. With respect to any and all unknown claims that may have accrued at the time of the signing of this Agreement, the releasing Parties acknowledge and agree that they waive, relinquish, surrender, release, and otherwise give up any rights conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to § 1542 of the California Civil code (or any similar, comparable, or equivalent provision) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS, HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED ITS, HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties acknowledge that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a key element of the Agreement and was relied upon by the Parties in entering into the Agreement.

For the avoidance of doubt and notwithstanding anything to the contrary:

i.	AMMO and the Gunbroker Defendants do not release any claims asserted against, or which at any point in time could be asserted against, Urvan, whether arising out of the Merger Agreement, pending in the Delaware Plenary Litigation (as referenced in Section 8, infra), including claims for indemnification by Urvan for Losses in connection with the Triton Matter (as the Merger Agreement defines “Losses” and the “Triton Matter”), including its attorney’s fees and expenses, or otherwise (and, for the avoidance of doubt, AMMO and Urvan agree that if AMMO receives, in the Urvan Payment, shares worth less than $8 million, AMMO shall have incurred a “Loss” for purposes of the Merger Agreement); and

ii.	Urvan does not release any claims asserted against, or which at any point in time could be asserted against, AMMO, the Gunbroker Defendants, or any individual or entity related to or affiliated with AMMO, whether arising out of the Merger Agreement, pending in the Delaware Plenary Litigation, or otherwise, including, without limitation, Urvan’s claim or demand for, and/or entitlement to, damages of any kind or amount related to the shares cancelled as provided for in Paragraph 3 of this Agreement.

For the avoidance of doubt and notwithstanding anything to the contrary, no Party is releasing any attorney or law firm that is not a current attorney of record for a Party in this lawsuit, as shown under the “prepared by” section of the signature page(s) of the Agreement.

6.	Steve Urvan Indemnification Covenant

a.	Urvan hereby covenants that he will act in good faith and in accordance with the terms of this Agreement to transfer the Urvan Payment to the Escrow Agent before the expiration of the Transfer Period. If Steve Urvan fails to transfer the Urvan Payment in accordance with the terms of this Agreement to the Escrow Agent before the expiration of the Transfer Period, the Gunbroker Defendants may sue to enforce their right to recover the Urvan Payment, or to otherwise require Steve Urvan to complete the Urvan Payment in accordance with the terms of this Agreement.

b.	The Gunbroker Defendants hereby covenant that they will act in good faith and in accordance with the terms of this Agreement to transfer the AMMO Payment to the Escrow Agent before the expiration of the Transfer Period. If the Gunbroker Defendants fail to transfer the AMMO Payment to the Escrow Agent before the expiration of the Transfer Period, Steve Urvan may sue to require the Gunbroker Defendants to complete the AMMO Payment.

c.	If the Gunbroker Defendants and/or AMMO sue to enforce their rights under Paragraph 6(a), or Urvan sues to enforce his rights under Paragraph 6(b), the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable attorneys’ fees, costs, and expenses for the prevailing party.

7.	Non-Disparagement and Related Matters

Each of the Plaintiffs agrees that at no time hereinafter will it/he/she make, or cause or assist any other person to make, any statement or other communication, including social media posts, which impugns or attacks, or is otherwise critical of, the reputation, business, actions, inactions, or character of any of the Defendants. Each of AMMO and the Defendants agrees that at no time hereinafter will it/he/she make, or cause or assist any other person to make, any statement or other communication, including social media posts, which impugns or attacks, or is otherwise critical of, the reputation, business, actions, inactions, or character of any of the Plaintiffs.

This provision shall not prevent any Party from testifying truthfully in response to a lawful subpoena or otherwise in a civil or criminal legal action.

a.	In the event of a breach or threatened breach of the provisions of this Section 7, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, the Party seeking redress against one or more Party’s breach of this Agreement shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by the breaching Party or by the breaching Party’s partners, agents, representatives, employees, and/or any and all persons directly or indirectly acting for or with the breaching Party. It is expressly understood between the Parties that this injunctive or other equitable relief shall not be a Party’s exclusive remedy for any breach of this Agreement, and the Parties seeking redress shall be entitled to seek any other relief or remedy which it/they/he/she may have by contract, statute, law or otherwise for any breach hereof.

b.	The Parties acknowledge that any breach of this Section 7 will cause the non-breaching Party irreparable harm that could not be reasonably or adequately compensated in damages in an action at law.

c.	If any Party breaches or threatens to breach any of the provisions contained in this Section 7, the non-breaching Party shall be entitled to an injunction, without bond, restraining the breaching Party from committing such breach. The right to exercise its option to obtain an injunction shall not limit any Party’s right to any other remedies for breach of any provision of this Agreement.

8.	No Other Pending Suits

Other than the pending lawsuits in Delaware captioned Urvan v. AMMO Inc., et al., Consol. C.A. No. 2023-0470-PRW (Del. Ch.) (the “Delaware Plenary Litigation”) and Urvan v. AMMO, Inc., C.A. No. 2023-1220-BWD (Del. Ch.) (the “Delaware Books and Records Action”), and a demand for indemnification Urvan made on AMMO on January 11, 2024, each of the Parties represents and affirms that they have no suits, claims, charges, Complaints, or demands of any kind whatsoever currently pending against any other Party with any local, State, or Federal Court or any governmental, administrative, investigative, civil rights, or other agency or board and that they know of no other person with any suits, claims, charges, complaints, or demands of any kind whatsoever currently pending against the other Party with any local, State, or Federal Court or any governmental, administrative, investigative, civil rights, or other agency or board.

9.	Non-Admission

Each of the Parties agrees that this Agreement does not constitute, is not intended to be, and should not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by any of the Parties hereto or any of the Defendants or any of the Triton Parties. Each of the Parties to this Agreement specifically denies any liability or wrong doing.

10.	Confidentiality

The Parties acknowledge that maintaining confidentiality with respect to this Agreement is of paramount importance to the Parties. Accordingly, for good and valuable consideration, the Parties agree, represent, and warrant as follows:

a.	The Parties have kept and, except as pursuant to subpoena, any discovery request in the Delaware Plenary Litigation, or other legal compulsion, covenant and agree to keep the terms and fact of this Agreement strictly confidential and will not disclose any information concerning this Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the non-disclosing Party, except that Urvan and AMMO may refer to the terms of this Agreement in the Delaware Plenary Litigation and shall make best efforts to keep the terms thereof confidential. This prohibition does not apply to any filing or related communication with any Federal, State, or local tax or revenue authority, or to communications with an immediate family member, counsel, or professional tax advisor, who agrees, in advance, to be similarly bound; the disclosing Party is responsible for ensuring that any such individuals keep the facts and terms of this Agreement confidential. Upon inquiry to either Party by any third party, other than those listed in the preceding sentence, as to anything related to this Agreement or the Lawsuit, the Parties shall reply, “The dispute has been resolved through confidential settlement, and I cannot discuss it any further.”

b.	Should any Party become aware of the possibility that the terms and fact of this Agreement or the Settlement Amount may be disclosed as a result of subpoena or other legal compulsion, that Party should provide notice thereof to the other Party in writing within seven (7) days of receipt of such subpoena or other legal compulsion in order to provide the other Party with an opportunity to prevent disclosure through a protective order or any other appropriate legal mechanism.

11.	Any Notice pursuant to this Agreement should be sent as follows:

If to the AMMO Parties:

Jordan Christensen, Esq.

General Counsel

Ammo, Inc.

7681 East Gray Road

Scottsdale, AZ 85260

With a copy to:

Lucosky Brookman, LLP

c/o Joseph Lucosky

101 S. Wood Ave.

Iselin, NJ 08830

With a copy to:

King, Yaklin & Wilkins, LLP

c/o Steve Yaklin

192 Anderson Street

Suite 125

Marietta, GA 30060

If to the Triton Parties:

LYNN PINKER COX & HURST, LLP

Andres Correa, Esq.

Kyle Gardner, Esq.

2100 Ross Avenue, Ste. 2700

Dallas, TX 75201

With a copy to:

Don Gasgarth

52 Blackberry Trail

Mineral Bluff, GA 30559

If to the Urvan Defendants:

MOORE INGRAM JOHNSON & STEELE

c/o Robert D. Ingram

Emerson Overlook

326 Roswell Street, Suite 100

Marietta, GA 30060

With a copy to:

With a copy to:

Goulston & Storrs

c/o Nicholas Cutaia

730 Third Avenue, 12th Floor

New York, NY 10017

12.	Entire Agreement

Each of the Parties further agree that this Agreement sets forth the entire agreement between each of the Parties concerning settlement of the Triton Matter and supersedes any written or oral understanding, promise, or agreement directly or indirectly related to settlement of the Triton Matter, except for agreements referred to and incorporated in this Agreement, including the Merger Agreement, which this Agreement does not modify in any respect. No other promises or agreements related to settlement of the Triton Matter shall be binding unless made in writing and signed by each of the Parties to this Agreement. No Party is relying on, and has not relied upon, any representation or statement made by any other Party or its agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement. Except as set forth in Section 5, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable only by the parties hereto. Except as otherwise specified by applicable law, no other person or entity shall be deemed to have any rights under this Agreement or be entitled to bring any action to enforce any of its provisions.

13.	Governing Law & Venue

This Agreement and any and all disputes arising out of or relating in any way to the enforcement or interpretation of this Agreement, whether in contract, tort, or otherwise, shall be governed by, and construed in accordance with, the laws of the state of Georgia, and venue for any such action shall exclusively lie in the Superior Court of Cobb County; provided, however, that any and all disputes between AMMO, the Gunbroker Defendants, and Urvan arising out of Paragraphs 3, 4, 6 and/or their respective obligations under the Merger Agreement and/or to each other under the terms of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, and venue for any such action shall exclusively lie in any court of competent civil jurisdiction sitting in State of Delaware, as provided for in the Merger Agreement.

Each of the Parties (a) irrevocably submits to the personal jurisdiction of the Superior Court of Cobb County, as well as to the jurisdiction of all Courts to which an Appeal may be taken from such Courts, in any suit, action, or proceeding arising out of or relating to this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from said Court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other Court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this Section.

AMMO, the Gunbroker Defendants, and Urvan irrevocably submit to personal jurisdiction in Delaware, as well as to the jurisdiction of all Courts to which an Appeal may be taken from such Courts, in any suit, action, or proceeding arising out of or relating to this Agreement. AMMO, the Gunbroker Defendants, and Urvan waive any and all right to trial by jury in any legal proceeding in the state of Delaware arising out of or related to this Agreement.

14.	Full Knowledge, Consent, and Voluntary Signing

The Parties agree that they are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance; they have not been coerced, threatened, or intimidated into signing this Agreement; and they have each been advised to consult with an attorney, and in fact have consulted with legal counsel prior to executing this Agreement.

15.	Severability

If any portion or provision of this Agreement is legally determined by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall not be affected by such determination and shall be valid and enforceable to the fullest extent permitted by law and said unenforceable portion or provision shall be deemed not to be a part of this Agreement.

16.	Interpretation

The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement has been negotiated by and between attorneys for the Parties and shall not be construed against the drafter of the Agreement. This document shall be interpreted and construed as having been drafted jointly by the Parties without regard or consideration to which Party or their counsel actually drafted any specific provision or provisions herein.

17.	Signatures in Counterparts

This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original, but such counterparts shall together constitute one document. Copies, scanned images, tif images, jpeg images, DocuSign (or similar platforms), or facsimiles of signatures for this Agreement shall be fully admissible and enforceable as if an original.

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/s/ Steve Urvan
TRITON VALUE PARTNERS, LLC	STEVE URVAN

By:	Date:	06/20/2024
Title:
Date:

/s/ Steve Urvan
TVP INVESTMENTS, LLC

	By:	Steve Urvan
DONALD GASGARTH	Title:	Manager
Date:	Date:	06/20/2024

/s/ Jared R. Smith
PAUL FREISCHLAG JR.	GUNBROKER.COM, LLC

Date:	By:	Jared R. Smith
	Title:	CEO
	Date:	06/24/2024

JEFF ZWITTER

Date:

IA TECH, LLC

By:	/s/ Jared R. Smith
Title:	CEO
Date:	06/24/2024

AMMO, INC.

By:	/s/ Jared R. Smith
Title:	CEO
Date:	06/24/2024

GB INVESTMENTS, INC.

By:	/s/ Jared R. Smith
Title:	CEO
Date:	06/24/2024

Jointly Prepared by:

MOORE INGRAM JOHNSON & STEELE

Robert D. Ingram

T. Shane Mayes

David P. Conley

Emerson Overlook

326 Roswell Street, Suite 100

Marietta, GA 30060

PIERSON FERDINAND LLP

John H. Goselin, II, Esq.

260 Peachtree Street, NW, Suite 2200

Atlanta, Georgia

Attorneys for Urvan Defendants

LYNN PINKER COX & HURST, LLP

Andres Correa, Esq.

Kyle Gardner, Esq.

2100 Ross Avenue, Ste. 2700

Dallas, TX 75201

Attorneys for Plaintiffs

KING YAKLIN & WILKINS LLP

Stephen A. Yaklin

Jordan P. Aldridge

Ethan Pugh

192 Anderson Street, Suite 125

Marietta, Georgia 30060

Attorneys for Gunbroker Defendants

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